CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated September 25, 2015, accompanying the financial statements of Quality Municipals Income Trust, 80th Limited Maturity Series (included in Invesco Unit Trusts, Municipal Series 1198) as of May 31, 2015, and for the period from June 17, 2014 (date of deposit) through May 31, 2015 and the financial highlights for the period from June 17, 2014 (date of deposit) through May 31, 2015, contained in this Post-Effective Amendment No. 1 to Form S-6 (File No. 333-193293) and Prospectus.

   We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
September 25, 2015